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                                                                  Exhibit 12


              AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)




                                                        Three Months Ended
                                                             March 31,
                                                        2003          2002
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $129,754      $118,616
  Interest expense                                     142,876       137,232
  Implicit interest in rents                             4,505         4,237

Total earnings                                        $277,135      $260,085


Fixed charges:
  Interest expense                                    $142,876      $137,232
  Implicit interest in rents                             4,505         4,237

Total fixed charges                                   $147,381      $141,469


Ratio of earnings to fixed charges                        1.88          1.84